EXHIBIT 5


February 13, 1995


Intermet Corporation
2859 Paces Ferry Road
Suite 1600
Atlanta, Georgia  30339

     Re:  Form S-8 Registration Statement - 50,000 Shares of Common
          Stock

Gentlemen:

     At your request, we have acted as counsel for Intermet Corpora-tion, a Georgia corporation (the "Company"), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the resale of 50,000 shares (the "Shares") of the Company's Common Stock, $0.10 par value per share (hereinafter re-ferred to as "Common Stock") by the Selling Shareholder (as defined in the Prospectus that forms a part of the Registration Statement).

     In connection with the preparation of said Registration State-ment, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     The Shares to be offered by the Selling Shareholder are legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement and further consent to the use of our name under the heading "Legal Matters" in said Registration Statement.

                                   Sincerely,

                                   KILPATRICK & CODY



                                   By:   /s/ Rupert M. Barkoff
                                      -------------------------
                                      Rupert M. Barkoff
                                      a Partner